Exhibit 99.1

Contact:	Joseph F. Furlong President and CEO (615) 221-8884	or	Stephen L. Clanton Executive VP & CFO (615) 221-8884 Primary Contact
          For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

BRENTWOOD, Tenn. (November 14, 2007) — American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced its financial results for the third quarter and nine months ended September 30, 2007.
Revenues for the third quarter of 2007 were $71.3 million compared to $80.4 million for the third quarter of 2006, representing a decrease of $9.1 million, or 11.3%. Revenues for the nine months ended September 30, 2007 were $221.6 million compared to $238.7 million for the same period in 2006, representing a decrease of $17.1 million, or 7.2%. A significant portion of the revenue decrease for the third quarter and nine months is due to a decrease in revenues associated with non-focus product lines, such as durable medical equipment and infusion therapy. Also contributing to the decrease in revenues was the effect of Company initiatives implemented in late 2006 to improve patient co-pay collections and provide appropriate service levels to patients. The Company believes most of the revenue lost as a result of these initiatives was unprofitable. The Company’s revenue was also negatively affected in the current year by temporary disruptions in certain sales and marketing processes during the Company’s recent implementation of various operational initiatives, which have resulted in improved operating efficiencies and reduced costs. In addition, Medicare reimbursement reductions implemented in 2007 associated with the Deficit Reduction Act of 2005 resulted in a decrease in revenues of $0.8 million and $1.6 million for the three months and nine months ended September 30, 2007, respectively.

Operating expenses declined in the third quarter of 2007 compared to the third quarter of 2006 by approximately $2.5 million, or 6.8%. Operating expenses for the nine months ended September 30, 2007 compared to the same period in 2006 declined by $9.6 million, or 8.4%. These decreases are primarily the result of improved operating efficiencies and the resulting reduced costs.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization. Adjusted EBITDA (EBITDA excluding discontinued operations and certain one-time charges discussed below) for the third quarter of 2007 was $13.1 million compared to $12.8 million for the third quarter of 2006, representing an increase of 2.3%. For the first nine months of 2007, adjusted EBITDA was $39.0 million compared to $34.5 million for the same period in 2006, representing an increase of 13.0%. The improvement in adjusted EBITDA in the current year is primarily the result of improved operating efficiencies.
Net income for the third quarter of 2007 was $0.1 million, or $0.01 per diluted share, compared to a net loss of $(1.0) million, or $(0.06) per diluted share, for the third quarter of 2006. Net loss for the nine months ended September 30, 2007 was $(5.2) million, or $(0.29) per diluted share, compared to a net loss of $(4.0) million, or $(0.23) per diluted share, for the same period of 2006. The comparison of net loss for the nine months of 2007 compared to the same period of 2006 was negatively affected by expenses associated with a change of control and positively affected by the recognition of discontinued operations. Also affecting the comparison of net loss in the current year to the prior year was the recording of non-cash income tax expense of $2.4 million related to a deferred tax liability associated with indefinite-lived intangible assets. Excluding these items, the Company would have had net income of $0.6 million, or $0.04 per diluted share for the nine months ended September 30, 2007. The increase in net income compared to the prior year is related primarily to the previously mentioned operational improvements.
Effective April 1, 2007, the Company sold the assets of its home nursing business located in Tallahassee, Florida to Amedisys Home Health, Inc. of Florida. The Company recorded a gain of $3.0 million for the nine months ended September 30, 2007 associated with the sale. With this sale, the Company has exited its home nursing line of business, and therefore the financial results of the home nursing business and the gain on the sale have been reflected in discontinued operations in the Company’s financial statements for 2007 and 2006.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA and adjusted EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and adjusted EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

American HomePatient, Inc. Summary Financial Data (In thousands, except per share data)	Schedule A

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues, net	$71,291	$80,419	$221,558	$238,673
Cost of sales and related services	15,834	20,777	55,072	61,397
Cost of rentals and other revenues, including rental equipment depreciation	10,301	12,777	31,372	34,312
Operating expenses	34,896	37,423	104,347	113,975
Bad debt expense	2,341	2,533	6,914	8,065
General and administrative expenses	4,586	4,396	13,976	13,040
Depreciation, excluding rental equipment, and amortization	842	915	2,375	2,769
Interest expense, net	4,014	4,297	12,073	12,988
Other income, net	(476)	(349)	(1,528)	(477)
Change of control (income) expense	(1,012)	—	5,577	—
Earnings from unconsolidated joint ventures	(1,368)	(1,203)	(4,214)	(3,811)

Income (loss) from continuing operations before reorganization items and income taxes	1,333	(1,147)	(4,406)	(3,585)

Reorganization items	—	33	—	284

Income (loss) from continuing operations before income taxes	1,333	(1,180)	(4,406)	(3,869)

Provision for income taxes	1,229	87	2,901	261

Net income (loss) from continuing operations	104	(1,267)	(7,307)	(4,130)

Discontinued operations:
Income from discontinued operations, including gain on disposal	24	228	2,130	161

Net income (loss)	$128	$(1,039)	$(5,177)	$(3,969)

Basic income (loss) per common share — Continuing operations	$0.01	$(0.07)	$(0.41)	$(0.24)
Basic income per common share — Discontinued operations	—	0.01	0.12	0.01

Basic income (loss) per common share	$0.01	$(0.06)	$(0.29)	$(0.23)

Diluted income (loss) per common share — Continuing operations	$0.01	$(0.07)	$(0.41)	$(0.24)
Diluted income per common share — Discontinued operations	—	0.01	0.12	0.01

Diluted income (loss) per common share	$0.01	$(0.06)	$(0.29)	$(0.23)

	September 30,	December 31,
	2007	2006
	(unaudited)
Cash and cash equivalents	$22,155	$6,786
Restricted cash	250	650
Net patient receivables	43,669	53,711
Other receivables	626	603

Total receivables	44,295	54,314
Net inventories	10,836	12,288
Other current assets	11,247	4,430

Total current assets	88,783	78,468
Property and equipment, net	41,589	51,411
Goodwill	121,834	121,834
Other assets	22,780	24,958

Total Assets	$274,986	$276,671

Accounts payable	$17,560	$19,345
Current portion of long-term debt and capital leases	10,819	1,063
Other current liabilities	31,269	26,720

Total current liabilities	59,648	47,128

Long-term debt and capital leases, less current portion	238,234	250,194
Deferred tax liability	2,365	—
Other noncurrent liabilities	51	47

Total liabilities	300,298	297,369

Minority interest	509	618

Total shareholders’ deficit	(25,821)	(21,316)

Total Liabilities and Shareholders’ Deficit	$274,986	$276,671

American HomePatient, Inc. Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements (In thousands)	Schedule B

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income (loss)	$128	$(1,039)	$(5,177)	$(3,969)
Add:
Provision for income taxes	1,229	87	2,901	261
Interest expense, net	4,014	4,297	12,073	12,988
Rental equipment depreciation	7,965	8,789	23,337	22,629
Other depreciation and amortization	842	915	2,375	2,769

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$14,178	$13,049	$35,509	$34,678

Change of control (income) expense (Note A)	(1,012)	—	5,577	—
Discontinued operations (Note B)	(24)	(228)	(2,130)	(161)

Adjusted EBITDA	$13,142	$12,821	$38,956	$34,517

Note A: Change of control (income) expense should be excluded to determine adjusted EBITDA calculation, as the item is non-recurring.
Note B: Discontinued operations should be excluded to determine adjusted EBITDA, as the gain on disposal is non-recurring.